Exhibit 99.1

NEWS RELEASE

SPX CORPORATION ANNOUNCES OFFERING OF $350 MILLION OF SENIOR NOTES

CHARLOTTE, NC — August 10, 2010 —SPX Corporation (NYSE: SPW) today announced that it intends to offer senior unsecured notes in an aggregate principal amount of $350 million due in 2017 in a private placement, subject to market and other conditions.

SPX expects the offering will be completed in 2010. The issuance of the notes will be subject to customary closing conditions. SPX intends to use the net proceeds from the offering to pay down outstanding amounts under our senior credit facilities and to pay termination costs for interest rate swap agreements related thereto.

The senior notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Certain statements in this press release including any perceived statements relating to consummation of the contemplated transaction, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Statements in the press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:
Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	E-mail: jennifer.epstein@spx.com